                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 14A


                                 (RULE 14a-101)


                     INFORMATION REQUIRED IN PROXY STATEMENT


                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934




Filed by the Registrant  [X]
Filed by a Party other than the Registrant   [ ]



     Check the appropriate box:
[ ]  Preliminary proxy statement.
[ ] Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).
[X]  Definitive proxy statement.
[ ]  Definitive additional materials
[ ]  Soliciting material under Rule 14a-11(c) or Rule 14a-12.


                               EDGAR ONLINE, INC.
            ---------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

          ------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

[X]  No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14a-(6)(i) (1) and 0-11.

(1) Title of each class of securities to which transaction applies.


--------------------------------------------------------------------------------
(2) Aggregate number of securities to which transaction applies:



--------------------------------------------------------------------------------
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it is determined):



--------------------------------------------------------------------------------
(4) Proposed maximum aggregate value of transaction:



--------------------------------------------------------------------------------
(5) Total fee paid:



--------------------------------------------------------------------------------


[ ]  Fee paid previously with preliminary materials.


--------------------------------------------------------------------------------


[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)   Amount Previously Paid:
(2)   Form, Schedule or Registration Statement No.:
(3)   Filing Party:
(4)   Date Filed:

                              (EDGAR ONLINE LOGO)



                                                                  April 30, 2004


Dear Stockholder:

      On behalf of the Board of Directors of EDGAR Online, Inc., I cordially invite you to attend our Annual Meeting of Stockholders, which will be held on May 27, 2004 at 10:00 A.M. (local time) at our offices at 50 Washington Street, Norwalk, Connecticut 06854.


      At this year's meeting, you will vote: (i) to elect seven (7) directors to serve on the Board of Directors of the Company until the Company's 2005 Annual Meeting of Stockholders and until their successors are duly elected and qualified or until their earlier resignation or removal; (ii) to approve and adopt an amendment to the Company's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of the Company's common stock, $0.01 par value per share, from 30,000,000 shares to 50,000,000 shares; (iii) to approve and adopt an amendment to the EDGAR Online, Inc. 1999 Stock Option Plan to increase the number of shares issuable thereunder from 2,400,000 to 3,200,000; (iv) to approve and ratify the appointment of BDO Seidman, LLP as the independent auditors of the Company for the year ending December 31, 2004; and (v) to transact such other business as may properly come before the Annual Meeting or any adjournment thereof.


     We have attached a notice of meeting and a proxy statement that contains more information about these proposals.

      You will also find enclosed a proxy card appointing proxies to vote your shares at the Annual Meeting. Please sign, date and return your proxy card as soon as possible so that your shares can be represented and voted in accordance with your instructions even if you cannot attend the Annual Meeting in person.

                                   Sincerely,



                                   /s/ Marc Stausberg


                                   Marc Strausberg
                                   Chairman of the Board of Directors

                               EDGAR ONLINE, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 27, 2004

TO THE STOCKHOLDERS OF EDGAR ONLINE, INC.:

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of EDGAR Online, Inc., a Delaware corporation ("EDGAR Online" or the "Company"), will be held at the Company's offices, 50 Washington Street, Norwalk, Connecticut 06854 on May 27, 2004 at 10:00 A.M. (local time) for the following purposes:


      (1) ELECTION OF DIRECTORS: To elect seven (7) members of the Company's Board of Directors (the "Board of Directors") to serve until the Company's 2005 Annual Meeting of Stockholders and until their successors are duly elected and qualified or until their earlier resignation or removal;


      (2)   APPROVAL AND ADOPTION OF AMENDMENT TO CERTIFICATE OF INCORPORATION:
            To approve and adopt an amendment to the Company's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of the Company's common stock, $0.01 par value per share (the "Common Stock") from 30,000,000 shares to 50,000,000 shares;

      (3) APPROVAL AND ADOPTION OF AMENDMENT TO THE 1999 STOCK OPTION PLAN: To approve and adopt an amendment to increase the number of shares reserved for issuance under the 1999 Stock Option Plan (the "1999 Plan") from 2,400,000 to 3,200,000;

      (4) RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS: To ratify the appointment of BDO Seidman, LLP as the independent auditors of the Company for the year ending December 31, 2004; and

      (5) OTHER BUSINESS: To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.


      The foregoing items of business are more fully described in the Proxy Statement that is attached to and made a part of this Notice. The Board of Directors has fixed April 28, 2004 as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting, or any adjournment or postponement thereof.


      All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting, your vote is important. To assure your representation at the Annual Meeting, please sign and date the enclosed proxy card and return it promptly in the enclosed envelope, which requires no additional postage if mailed in the United States or Canada. Should you receive more than one proxy card because your shares are registered in different names and addresses, each proxy card should be signed and returned to assure that all your shares will be voted. You may revoke your proxy at any time prior to the Annual Meeting in the manner set forth in the Proxy Statement. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.


      The Proxy Statement and the accompanying proxy card are being mailed beginning on or about April 30, 2004 to stockholders entitled to vote.



                                By Order of the Board of Directors

                                /s/ Susan Strausberg
                                Susan Strausberg

                                Chief Executive Officer, President and Secretary


Norwalk, Connecticut
April 30, 2004


         YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES
     YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN
                          IT IN THE ENCLOSED ENVELOPE.

                               EDGAR ONLINE, INC.

                                 --------------

                                 PROXY STATEMENT

                                 --------------

                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 27, 2004

GENERAL


         The enclosed proxy is solicited by the Board of Directors (the "Board of Directors") of EDGAR Online, Inc., a Delaware corporation ("EDGAR Online" or "the Company"), for use at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at 10:00 A.M. (local time) on May 27, 2004, at the Company's offices, 50 Washington Street, Norwalk, Connecticut 06854, and any adjournment or postponement thereof. This Proxy Statement, the accompanying proxy card and the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003 are being mailed on or about April 30, 2004 to stockholders entitled to vote at the Annual Meeting.


RECORD DATE AND VOTING SHARES


         Only holders of record of the Company's common stock, par value $0.01 per share (the "Common Stock"), at the close of business on April 28, 2004 (the "Record Date"), will be entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, the Company had 16,992,290 shares of Common Stock outstanding. No shares of the Company's preferred stock, par value $0.01, were outstanding. Each stockholder is entitled to one vote for each share of Common Stock held by such stockholder on the Record Date. Cumulative voting is not permitted.



         Directors are elected by a plurality of votes, which means the seven
(7) nominees who receive the largest number of properly executed votes will be elected as Directors. Shares that are represented by proxies that are marked "withhold authority" for the election of one or more Director nominees will not be counted in determining the number of votes cast for those persons. The affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting (in person or by proxy) is required to: approve the amendment to the Company's Restated and Amended Certificate of Incorporation; approve the amendment to the 1999 Plan; and to ratify the appointment of the auditors. Abstentions will have the effect of a vote against these proposals. Broker non-votes will be deemed shares not present to vote on such matters and will not count as votes for or against such proposals and will not be included in calculating the number of votes necessary for approval of such matters. Any other matters properly considered at the Annual Meeting will be determined by a majority of the votes cast.


VOTING OF PROXIES


         If the enclosed form of proxy is properly signed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the proxy does not specify how the shares represented thereby are to be voted: the proxy will be voted "FOR" the election of the Directors proposed by the Board of Directors, unless the authority to vote for the election of such Directors is withheld and, if no contrary instructions are given; the proxy will be voted "FOR" the approval of an amendment to the Company's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 30,000,000 shares to 50,000,000 shares; the proxy will be voted "FOR" the approval of an amendment to increase the number of shares reserved for issuance under the 1999 Plan from 2,400,000 to 3,200,000; the proxy will be voted "FOR" the approval to ratify the appointment of BDO Seidman, LLP as the independent auditors of the Company for the year ended December 31, 2004; and, in accordance with the discretion of the proxy holders, as to all other matters that may properly come before the Annual Meeting. If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter ("broker non-votes"), those shares will not be considered as voting with respect to that matter. The Company believes that the tabulation procedures to be followed by the Inspector of Elections are consistent with the general requirements of Delaware law concerning voting of shares and determination of a quorum.

         The manner in which your shares may be voted depends on how your shares are held. If you own shares of record, meaning that your shares of Common Stock are represented by certificates or book entries in your name so that you appear as a stockholder on the records of the Company's stock transfer agent, American Stock Transfer & Trust Company, a proxy card for voting those shares will be included with this Proxy Statement. You may vote those shares by completing, signing and returning the proxy card in the enclosed envelope. If you own shares in street name, meaning that your shares of Common Stock are held by a bank or brokerage firm, you may instead receive a voting instruction form with this Proxy Statement that you may use to instruct your bank or brokerage firm how to vote your shares. As with a proxy card, you may vote your shares by completing, signing and returning the voting instruction form in the envelope provided.

ATTENDANCE AND VOTING AT THE ANNUAL MEETING

         If you own Common Stock of record, you may attend the Annual Meeting and vote in person, regardless of whether you have previously voted by proxy card. If you own Common Stock in street name, you may attend the Annual Meeting but in order to vote your shares at the Annual Meeting you must obtain a "legal proxy" from the bank or brokerage firm that holds your shares. You should contact your bank or brokerage account representative to learn how to obtain a legal proxy. We encourage you to vote your shares in advance of the Annual Meeting, even if you plan on attending the Annual Meeting. If you have already voted prior to the Annual Meeting, you may nevertheless change or revoke your vote at the Annual Meeting in the manner described below.

REVOCATION

         If you own Common Stock of record you may revoke a previously granted proxy at any time before it is voted by (i) delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or (ii) attending the Annual Meeting and voting in person. Any stockholder owning Common Stock in street name may change or revoke previously given voting instructions by (i) contacting the bank or brokerage firm holding the shares or
(ii) obtaining a legal proxy from such bank or brokerage firm and voting in person at the Annual Meeting.

TABULATION OF VOTES; QUORUM

         Votes cast in person or by proxy at the Annual Meeting will be tabulated by the Inspector of Elections appointed for the Annual Meeting and will determine whether or not a quorum is present. The holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business.

SOLICITATION

         The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the proxy and any additional solicitation materials furnished to the stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of Proxies by mail may be supplemented by a solicitation by telephone, telegram or other means by directors, officers or employees of the Company. No additional compensation will be paid to these individuals for any such services. Except as described above, the Company does not presently intend to solicit Proxies other than by mail.

STOCKHOLDER PROPOSALS

         Our By-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders. In general, stockholder proposals and director nominations intended to be presented at our 2005 Annual Meeting of Stockholders must be received by us at our corporate headquarters between May 3, 2005 and May 30, 2005 in order to be considered at that meeting. This notice requirement does not apply to (i) any stockholder holding at least twenty-five percent (25%) of our outstanding Common Stock or
(ii) any stockholder who has an agreement with us for the nomination of a person or persons for election to the Board of Directors. A copy of the full text of the By-law provisions discussed above may be obtained by writing to our Secretary at our corporate headquarters.

         In addition to our By-law provisions, stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and intended to be presented at the 2005 Annual Meeting of Stockholders must be received by our Secretary at our corporate headquarters no later than February 27, 2005 in order to be considered for inclusion in our proxy materials for that meeting.

         The proxy holders will have discretionary authority to vote on any stockholder proposal presented at the 2005 Annual Meeting of Stockholders if we fail to receive notice of such stockholder's proposal for the meeting by May 16, 2005.

DISSENTERS' RIGHT OF APPRAISAL

         Under Delaware law, stockholders are not entitled to dissenters' rights on any proposal referred to herein.

                   MATTERS TO BE CONSIDERED AT ANNUAL MEETING

                                  PROPOSAL ONE

                              ELECTION OF DIRECTORS

         The Company's By-laws provide that the initial number of Directors constituting the Board of Directors shall be seven (7), or such other number as fixed by the Board of Directors from time to time, which is currently set at nine (9). The Board of Directors reserves the right to increase the size of the Board of Directors as provided in the Company's By-laws.


         At the Annual Meeting, the stockholders will elect seven (7) Directors, who have been recommended by the Nominating Committee of the Board of Directors and who will serve a one-year term until the 2005 Annual Meeting of Stockholders or until a successor is elected or appointed and qualified or until such Director's earlier resignation or removal. If any nominee is unable or unwilling to serve as a Director, proxies may be voted for a substitute nominee designated by the present Board. The Board of Directors has no reason to believe that the persons named below will be unable or unwilling to serve as nominees or as Directors if elected. Proxies received will be voted "FOR" the election of all nominees unless otherwise directed. Pursuant to applicable Delaware corporation law, assuming the presence of a quorum, seven (7) Directors will be elected from among those persons duly nominated for such positions by a plurality of the votes actually cast by stockholders entitled to vote at the Annual Meeting who are present in person or by proxy.


         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES NAMED BELOW

INFORMATION CONCERNING NOMINEES


         Certain information about each of the seven (7) nominees is set forth below. Each Director has served continuously with the Company since his or her first election as indicated below.




                                                                                                  DIRECTOR
NAME                              AGE   POSITION                                                    SINCE
----                              ---   --------                                                    -----
Susan Strausberg (1)              65    Chief Executive Officer, President, Secretary and           1995
                                        Director

Marc Strausberg (1)               69    Chairman of the Board of Directors                          1995

Greg D. Adams                     42    Chief Operating Officer, Chief Financial Officer and        2004
                                        Director

Richard L. Feinstein (3)(4)       60    Director                                                    2003

Morton Mackof (2)(3)(4)           56    Director                                                    2004

Mark Maged (2)(4)                 72    Director                                                    1999

Miklos A. Vasarhelyi (2)(3)       60    Director                                                    2004



----------
(1) Member of the Outside Directors Compensation Committee.
(2) Member of the Compensation Committee.
(3) Member of the Audit Committee.
(4) Member of the Nominating Committee.

         SUSAN STRAUSBERG, a co-founder of EDGAR Online, has served as a member of the Board of Directors, Chief Executive Officer and Secretary since EDGAR Online was formed in November 1995 and as President since January 2003. Ms. Strausberg served on the Board of Directors of RKO Pictures from December 1998 to May 2001. Ms. Strausberg is the wife of Marc Strausberg, EDGAR Online's other co-founder and Chairman. Ms. Strausberg received a B.A. degree from Sarah Lawrence College.

         MARC STRAUSBERG, the other co-founder of EDGAR Online, has served as Chairman of the Board of Directors of EDGAR Online since its inception in November 1995. Mr. Strausberg is the husband of Susan Strausberg, EDGAR Online's Chief Executive Officer, President and Secretary. Mr. Strausberg received a B.A. degree from Muhlenberg College.


         GREG D. ADAMS joined EDGAR Online as Chief Financial Officer in March 1999 and became Chief Operating Officer in January 2003. Mr. Adams became a member of the Board of Directors in February 2004. Mr. Adams is a Certified Public Accountant. From May 1996 to March 1999, Mr. Adams served as Senior Vice President Finance and Administration of PRT Group Inc., a technology solutions and services company. Mr. Adams is a member of the New York State Society of Certified Public Accountants and the American Institute of Certified Public Accountants. Mr. Adams received a B.B.A. degree in Accounting from the College of William & Mary.


         RICHARD L. FEINSTEIN has been a member of the Board of Directors since April 2003. Mr. Feinstein is currently a private consultant providing management and financial advice to clients in a variety of industries. From December 1997 to October 2002, Mr. Feinstein was a Senior Vice President and Chief Financial Officer for The Major Automotive Companies, Inc. (Nasdaq: MAJR), formerly a diversified holding company, but now engaged solely in retail automotive dealership operations. Mr. Feinstein, a certified public accountant, received a B.B.A. degree from Pace University.


         MORTON MACKOF joined the Board of Directors in February 2004. Currently a consultant, Mr. Mackof has served in numerous executive capacities. From October 2002 to September 2003, Mr. Mackof was the Eastern Regional Sales Executive at Nexaweb Technologies, Inc. From 2002 to 2002. Mr. Mackof was the Business Development Manager at Pact, a non-profit entity focusing on educating inner city young adults. From 1998 to 2000, Mr. Mackof was the Senior Negotiation Executive at International Business Machines. Mr. Mackof was also the founder of Third Millennium Technology, Inc., where he served as President from 1997 to 1999. Mr. Mackof received a B.S. in Electrical Engineering from Rensselaer Polytechnic Institute.



         MARK MAGED has been a member of the Board of Directors since March 1999. Since 1992, Mr. Maged, either individually or as Chairman of MJM Associates, LLC, has engaged in various private investment banking activities in the United States and internationally. From September 1995 through May 2000, Mr. Maged was chairman of Internet Tradeline, Inc. Mr. Maged received a B.S.S. from the College of the City of New York and an M.A. and L.L.B. from Harvard University.


         MIKLOS A. VASARHELYI joined the Board of Directors in February 2004. Since 1989, Dr. Vasarhelyi has been the KPMG Professor of Accounting Information Systems of the Graduate School of Management at Rutgers University, where he is also the director of the Rutgers Accounting Research Center. Dr. Vasarhelyi has also been a Technology Consultant for the E-Commerce Solutions Group of AT&T Laboratories since 1985. Dr. Vasarhelyi received B.S. degrees from the State University of Guanabara (Economics) and Catholic University of Rio de Janeiro (Electrical Engineering), an M.B.A. from the Massachusetts Institute of Technology in Management and a Ph.D. from the University of California, Los Angeles (Management Information Systems).

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS


         The Board of Directors held eleven (11) meetings and took seven (7) actions by written consent during the fiscal year ended December 31, 2003 (the "2003 Fiscal Year"). The Board of Directors has an Audit Committee, a Compensation Committee, an Outside Directors Compensation Committee and a Nominating Committee. Each Director attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors and
(ii) the total number of meetings held by all committees of the Board of Directors on which such Director served during the 2003 Fiscal Year. Each director is expected to attend and participate in, either in person or by means of telephonic conference, all scheduled Board of Director meetings and meetings of committees on which such director is a member. Each of our directors then serving attended last year's annual meeting of stockholders, and members of the Board of Directors are encouraged to attend the annual meeting each year. A majority of our Board of Directors, consisting of Messrs. Feinstein, Mackof, Maged and Vasarhelyi, is independent within the meaning of the director independence standards of The Nasdaq Stock Market, Inc. ("Nasdaq").


         Individuals may communicate directly with members of the Board of Directors or members of the Board of Director's standing committees by writing to the following address:

         EDGAR Online, Inc.
         50 Washington Street
         Norwalk, Connecticut 06854
         Attention: Secretary

         The Secretary will summarize all correspondence received and periodically forward summaries to the Board of Directors. Members of the Board of Directors may, at any time, request copies of any such correspondence. Communications may be addressed to the attention of the Board of Directors, a standing committee of the Board of Directors, or any individual member of the Board of Directors or a committee. Communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requires investigation to verify its content may not be forwarded.

Audit Committee


          The Audit Committee reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including selecting the Company's independent auditors, the scope of the annual audits, fees to be paid to the auditors, the performance of the independent auditors and the Company's accounting practices. The members of the Audit Committee currently are Messrs. Feinstein, Mackof and Vasarhelyi, each of whom is independent within the meaning of the independence standards of Nasdaq. The Board of Directors has determined that Mr. Feinstein, the Chairman of the Company's Audit Committee, is an audit committee financial expert, as that term is defined under Regulation S-K, Item 401(h), and that he is independent, as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended. The Audit Committee held four (4) meetings and took one (1) action by written consent during the 2003 fiscal year.


Compensation Committee


         The Compensation Committee reviews and approves the compensation and benefits of the Company's key executive officers, administers the Company's employee benefit plans and makes recommendations to the Board of Directors regarding such matters. The current members of the Compensation Committee are Messrs. Mackof, Maged and Vasarhelyi, each of whom is independent within the meaning of the independence standards of Nasdaq. Mr. Maged serves as the Chairman of the Compensation Committee. The Compensation Committee held two (2) meetings and took one (1) action by written consent during the 2003 fiscal year.

Outside Directors Compensation Committee

         The Outside Directors Compensation Committee has the discretion of granting compensation and stock options to the outside directors under the terms of the 1999 Outside Directors Stock Option Plan (the "1999 Outside Plan"). The members of the Outside Directors Compensation Committee are Mr. Strausberg and Ms. Strausberg. The Outside Directors Compensation Committee took one (1) action by written consent during the 2003 fiscal year.

Nominating Committee

         The Nominating Committee reviews and assesses the composition of the Board of Directors, assists in identifying potential new candidates for director and nominates candidates for election to the Board of Directors. The Nominating Committee currently consists of Messrs. Feinstein, Mackof and Maged, each of whom is independent within the meaning of the independence standards of Nasdaq. The Nominating Committee held one (1) meeting during the 2003 fiscal year.

         On February 27, 2004, the Nominating Committee adopted a formal Nominating Committee Charter, attached as Exhibit A to this Proxy Statement, which contains a detailed description of such Committee's duties and responsibilities. As more fully described in its charter, the functions of the Nominating Committee include identifying individuals qualified to become directors and making recommendations to the Board of Directors for the selection of such candidates for directorship, with the goal of assembling a Board of Directors that brings the Company a variety of perspectives and skills derived from business and professional experience. When considering a potential candidate, the Nominating Committee takes into consideration such factors as it deems appropriate, including, without limitation, experience levels, career specialization, leadership qualities, strength of character, diversity, and the extent to which a candidate would fill a present need on the Board of Directors.

         The Nominating Committee will evaluate director candidates recommended by stockholders in light of the Committee's criteria for the selection of new directors. Any stockholder recommendation of a director candidate should include the candidate's name, biographical data and a detailed description of the candidate's qualifications for Board of Director membership, and should be sent to EDGAR Online, Inc., 50 Washington Street, Norwalk, Connecticut, 06854,
Attention: Secretary. Any stockholder recommendations must be submitted in sufficient time for an appropriate evaluation by the committee. In addition, any stockholder wishing to nominate a director for consideration at an annual meeting of stockholders must follow the procedures set forth in this Proxy Statement.

         The Nominating Committee will periodically assess the appropriate size of the Board of Directors, and whether any vacancies on the Board of Directors are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating Committee will consider potential candidates for director who may come to its attention through current Board of Director members, stockholders or other persons. To date, no search firms or other third parties have been used to identify or evaluate or assist in identifying potential nominees. The candidates will be evaluated at meetings of the Nominating Committee, and may be considered at any point during the year.


AUDIT COMMITTEE REPORT


         On June 12, 2000, the Board of Directors adopted a charter for the Audit Committee. Subsequently, on March 23, 2004, the Board of Directors adopted an Amended and Restated Audit Committee Charter, a copy of which is attached hereto as Exhibit B. The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management is responsible for the Company's internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. The independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee has the power and authority to engage the independent auditors, reviews the preparations for and the scope of the audit of the Company's annual financial statements, reviews drafts of the statements and monitors the functioning of the Company's accounting and internal control systems through discussions with representatives of management, the independent auditors and the accounting staff and internal auditors.

         On March 23, 2004, the Audit Committee met to review the results of the 2003 Fiscal Year audit. During this meeting, the Audit Committee discussed the matters required to be disclosed by Statement on Auditing Standards No. 1 with BDO Seidman LLP, our independent public accountants ("BDO"). BDO delivered the written disclosures and letter required by Independence Standards Board Standard No. 1. This Standard requires auditors to communicate, in writing, at least annually, all relationships between the auditors and the Company that, in the auditor's professional judgment, may reasonably be thought to affect the auditor's independence. The Audit Committee has received this disclosure and discussed with BDO its independence from the Company. In addition, the Audit Committee discussed the audited financial statements for 2003 and the results of the audit with the Company's management. Based upon its meetings with BDO and its review of the audited financial statements, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2003, which was filed with the Securities and Exchange Commission (the "SEC") on March 30, 2004.

         The Audit Committee plans to meet with BDO during the current fiscal year and in early 2005 to review the scope of the 2004 audit and other matters.

         Submitted by the Audit Committee:


         Richard L. Feinstein, Chairman
         Morton Mackof
         Miklos Vasarhelyi




CODE OF ETHICS

         The Company adopted a Code of Ethics and a Code of Conduct that apply to its chief executive officer, chief financial officer, senior financial officers, all other executive officers, directors and employees. A copy of the code was filed as an exhibit to our annual report on Form 10-K for the year ended December 31, 2003.



INFORMATION CONCERNING EXECUTIVE OFFICERS


         The executive officer of the Company as of the date of this Proxy Statement, other than Mr. Strausberg, Ms. Strausberg and Greg D. Adams, is identified below. Executive officers are elected annually by the Board of Directors and serve at the pleasure of the Board of Directors.



NAME                    AGE        POSITION
----                    ---        --------
Stefan Chopin           45         Chief Technology Officer


         STEFAN CHOPIN was a member of the Board of Directors from 1996 until February 2004, when he was appointed Chief Technology Officer. Mr. Chopin was previously the President of Pequot Group Inc., a technology development company for the financial services industry. From October 1998 to November 2001, Mr. Chopin was the Senior Vice President of Technology for iXL Enterprises, Inc., an e-business solutions provider.

EXECUTIVE COMPENSATION

Summary Compensation

         The following table sets forth the total compensation paid or accrued for the fiscal years ended December 31, 2003, 2002 and 2001 by the Company's Chief Executive Officer and the Company's four most highly compensated executive officers (other than the Company's Chief Executive Officer).


                                                                                         LONG-TERM
                                                                                       COMPENSATION
                                                   ANNUAL COMPENSATION                  SECURITIES
                                                   -------------------                  UNDERLYING
NAME AND PRINCIPAL POSITION               YEAR      SALARY      BONUS     OTHER (2)     OPTIONS (#)
---------------------------               ----     ---------    -----    ------------  -------------
Susan Strausberg (1)                      2003     $ 211,231     ---     $12,115           27,500
  Chief Executive Officer and President   2002     $ 152,923     ---       ---             14,000
                                          2001     $ 149,654     ---       ---             47,500

Marc Strausberg                           2003     $ 113,846     ---     $12,115           15,000
  Chairman                                2002     $ 146,885     ---       ---             14,000
                                          2001     $ 149,654     ---       ---             47,500

Tom Vos                                   2003     $  41,731     ---     $340,000 (3)       ---
  Former President and Chief              2002     $ 149,904     ---       ---             14,000
  Operating Officer                       2001     $ 149,173     ---       ---             47,500

Greg Adams (1)                            2003     $ 193,346     ---     $ 18,000         130,000
  Chief Operating Officer and Chief       2002     $ 149,904     ---     $ 43,049          14,000
  Financial Officer                       2001     $ 149,173     ---     $  8,100          47,500


(1) Effective January 27, 2003, Ms. Strausberg assumed the responsibilities of President and Mr. Adams assumed the responsibilities of Chief Operating Officer.

(2) Other compensation is comprised of commutation allowances and a commission paid in 2002 to Mr. Adams for certain sales.

(3) Includes amounts paid under a Separation and Release Agreement between us and Mr. Vos. Mr. Vos' employment terminated in March 2003.

OPTION GRANTS IN LAST FISCAL YEAR

         The following table sets forth information regarding stock options granted to each of the executives named in the Summary Compensation Table above during the 2003 fiscal year. The Company has never granted any stock appreciation rights.

                                                                                        POTENTIAL REALIZABLE
                           INDIVIDUAL GRANTS(1)                                           VALUE AT ASSUMED
                      -------------------------------                                      ANNUAL RATES OF
                       NUMBER OF         PERCENT OF                                          STOCK PRICE
                      SECURITIES        TOTAL OPTIONS   EXERCISE                          APPRECIATION FOR
                      UNDERLYING         GRANTED TO     PRICE PER                          OPTION TERM(3)
                        OPTIONS         EMPLOYEES IN      SHARE                         ---------------------
       NAME             GRANTED            2003(2)         ($)       EXPIRATION DATE        5%         10%
------------------    ---------         -------------   ---------   -----------------   --------     --------
Susan Strausberg..      27,500               3.79%      $  1.10     February 11, 2013   $ 28,363     $ 43,713
Marc Strausberg...      15,000               2.07%      $  1.10     February 11, 2013   $ 15,471     $ 23,843
Tom Vos...........          --                 --            --                    --         --           --
Greg Adams........      30,000               4.13%      $  1.00     February 11, 2013   $ 51,608     $ 99,946
                       100,000              13.78%      $  1.21     June 18, 2013       $151,025     $312,155


(1) Each option represents the right to purchase one share of Common Stock. The options shown in this table were all granted under the 1996 Stock Option Plan and the 1999 Plan, as amended.

(2) In the 2003 fiscal year, the Company granted options to employees to purchase an aggregate of 725,550 shares of Common Stock.

(3) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the rules of the SEC and do not represent our estimate or projection of future common stock price growth. These amounts represent certain assumed rates of appreciation in the value of the Common Stock from the fair market value on the date of grant. Actual gains, if any, on stock option exercises depend on the future performance of the common stock and overall stock market conditions. The amounts reflected in the table may not necessarily be achieved.

Aggregated Option Exercises In Last Fiscal Year And Fiscal Year-End Option
Values

         The following table sets forth information concerning the exercise of stock options during the 2003 fiscal year by each of the executives named in the Summary Compensation Table above and the fiscal year-end value of unexercised options. No options were exercised by any of the executives named in the Summary Compensation Table above during this period.


                             NUMBER OF
                       SECURITIES UNDERLYING            VALUE OF UNEXERCISED
                      UNEXERCISED OPTIONS AT           IN-THE-MONEY OPTIONS AT
                         DECEMBER 31, 2003               DECEMBER 31, 2003 (1)
                   ------------------------------    ----------------------------
NAME               EXERCISABLE      UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----               -----------      -------------    -----------    -------------
Susan Strausberg      78,834             45,166       $ 10,350         $15,675
Marc Strausberg       78,834             32,666       $ 10,350         $ 8,550
Tom Vos              373,834             17,666       $296,825              --
Greg Adams           238,834            147,666       $ 12,825         $66,100


(1) The fair market value of the Common Stock as of December 31, 2003 was $1.67.

Director Compensation

         Directors are currently eligible to receive stock options under any one of the Company's three stock option plans: the 1996 Stock Option Plan (the "1996 Plan"), the 1999 Plan and the 1999 Outside Plan. In August 2000, each of the Company's non-employee directors was granted options to purchase 7,500 shares of Common Stock at an exercise price of $3.50 per share under the 1999 Plan. In August 2002, each of the Company's non-employee directors were granted options to purchase 10,000 shares of Common Stock at a price of $1.75 per share under the 1999 Outside Plan.

         In November 2002, a Merger and Acquisition Committee was formed consisting of the Company's former outside directors, Messers. Bezpa and Chopin, and one of the Company's current outside directors, Mr. Maged, to explore a proposed transaction. Each member of the committee was paid $7,500 in 2002 and $7,500 in 2003. The proposed merger was not consummated, and no further payments are due to the members of this committee, which has since been terminated.

         In January 2003, Douglas McIntyre, a former outside director, was granted options to purchase 15,000 shares of Common Stock at an exercise price of $1.42 per share under the 1999 Outside Plan. These options were cancelled when Mr. McIntyre resigned from the Board of Directors in April 2003.


         In April 2003, Mr. Feinstein was granted an option to purchase 15,000 shares of Common Stock at an exercise price of $0.86 per share under the 1999 Outside Plan.



         In April 2003, Benjamin A. Burditt, a former outside director, was granted an option to purchase 15,000 shares of Common Stock at an exercise price of $0.86 per share under the 1999 Outside Plan. On April 29, 2004, Mr. Burditt resigned from the Board of Directors. Of the 15,000 options granted to Mr. Burditt, 10,000 options expired and 5,000 options will expire on July 28, 2004.


         In April 2003, Jonathan Bulkeley, the former non-executive Vice-Chairman of the Board of Directors, was granted options to purchase 75,000 shares of Common Stock at a price of $0.86 per share under the 1999 Plan. Mr. Bulkeley also entered into a consulting agreement pursuant to which the Company paid him an annual salary of $60,000 to serve as non-executive Vice Chairman of the Board of Directors. On February 2, 2004, the consulting agreement was terminated. On March 31, 2004, Mr. Bulkeley resigned from the Board of Directors. Of the 75,000 options granted to Mr. Bulkeley pursuant to the agreement, 50,000 options expired and 25,000 options will expire on July 1, 2004.

         In February 2004, Messrs. Mackof and Vasarhelyi were each granted options to purchase 15,000 shares of Common Stock at an exercise price of $1.75 per share under the 1999 Outside Plan.

         In addition to the grant of stock options available to directors, non-employee directors are now eligible to receive $5,000 every six months as consideration for their service on the Board of Directors. On December 31, 2003, each of Messrs. Burditt, Chopin, Feinstein and Maged received $5,000. The next payment to the non-employee directors is due June 30, 2004.

Employment Agreements


         On April 26, 2004, the Company entered into a two-year employment agreement with Susan Strausberg to serve as the Company's President, Chief Executive Officer and Secretary. The term of the agreement extends automatically for an additional year at the end of the initial term and each anniversary thereafter unless 30-day prior notice of termination is provided by either Ms. Strausberg or the Company. The agreement provides for a minimum annual salary of $220,000, an annual bonus at the discretion of the Board of Directors and a commutation allowance equal to $1,750 per month. Additionally, in the event there is a change of control (as defined in the agreement) and Ms. Strausberg's employment is terminated (either by her or the Company) within the employment term, Ms. Strausberg will receive a severance benefit equal to the sum of (i) her then applicable annual base salary and (ii) the average of her last two annual cash bonuses, which will continue for the greater of (i) the balance of the remaining term of the agreement or (ii) one year from the date of termination. Moreover, if the Company terminates the agreement during the employment term for any reason other than for cause, death or change of control, if the Company decides not to renew the agreement or Ms. Strausberg terminates the agreement for good reason (as defined in the agreement), the Company will pay Ms. Strausberg a one (1) year severance payment. The agreement also contains non-compete and non-solicitation provisions effective during the term of her employment and for one (1) year thereafter.

         On April 26, 2004, the Company entered into a two-year employment agreement with Marc Strausberg to serve as the Company's Chairman of the Board of Directors. The term of the agreement extends automatically for an additional year at the end of the initial term and each anniversary thereafter unless 30-day prior notice of termination is provided by either Mr. Strausberg or the Company. The agreement provides for a minimum annual salary of $100,000, an annual bonus at the discretion of the Board of Directors and a commutation allowance equal to $1,750 per month. Additionally, in the event there is a change of control (as defined in the agreement) and Mr. Strausberg's employment is terminated (either by him or the Company) within the employment term, Mr. Strausberg will receive a severance benefit equal to the sum of (i) his then applicable annual base salary and (ii) the average of his last two annual cash bonuses, which will continue for the greater of (i) the balance of the remaining term of the agreement or (ii) one year from the date of termination. Moreover, if the Company terminates the agreement during the employment term for any reason other than for cause, death or change of control, if the Company decides not to renew the agreement or Mr. Strausberg terminates the agreement for good reason (as defined in the agreement), the Company will pay Mr. Strausberg a one
(1) year severance payment. The agreement also contains non-compete and non-solicitation provisions effective during the term of his employment and for one (1) year thereafter.



         The Company entered into a three-year amended and restated employment agreement dated February 1, 2002 with Greg Adams to serve as Chief Financial Officer. The agreement extends automatically for an additional year at the end of the initial term and each anniversary thereafter unless 30-day prior notice of termination is provided by either Mr. Adams or the Company. The agreement provides Mr. Adams with a minimum annual salary of $155,000, and an annual bonus at the discretion of the Board of Directors. In the event there is a change of control (as defined in the agreement, as amended) and Mr. Adams's employment is terminated (either by him or the Company) within one year thereafter, Mr. Adams will receive a severance benefit equal to the product of 2.99 times the sum of
(i) $155,000 and (ii) the average of his last two (2) annual cash bonuses. Additionally, the agreement contains non-compete and non-solicitation provisions effective during the term of his employment and for one (1) year thereafter. In consideration of Mr. Adams assuming the additional responsibilities of Chief Operating Officer, the Company and Mr. Adams executed an amendment to his employment agreement dated February 17, 2003. Mr. Adams' annual compensation was increased to $195,000 per annum.



         The Company entered into a five-year amended and restated employment agreement dated June 29, 2001 with Tom Vos to serve as President and Chief Operating Officer. In March 2003, the Company and Mr. Vos entered into a Separation and Release Agreement (the "Separation Agreement") under which Mr. Vos' employment terminated as of February 24, 2003. The Company paid or agreed to pay Mr. Vos the following payments: (i) $250,000 on or before April 16, 2003;
(ii) $50,000 on or before January 15, 2004; (iii) $210,000 in 21 consecutive monthly installments of $10,000 commencing on or before April 16, 2003; and (iv) $42,000 in six (or fifteen at Mr. Vos' election) equal installments consistent with the Company's payroll dates commencing January 2005. All of the foregoing payments are immediately due and payable upon a change of control (as defined in the employment agreement with Mr. Vos) or upon Mr. Vos' death. Mr. Vos also has the right on or after June 30, 2004 to demand payment in full of payments then remaining due to him under the Separation Agreement, in which event all other benefits due Mr. Vos will terminate. The Company has paid and is also obligated to make scheduled payments in 2003, 2004 and 2005 to the Deferred Compensation Plan established for the benefit of Mr. Vos under the terms of his June 29, 2001 employment agreement. All stock options issued to Mr. Vos are fully vested as of April 25, 2003 and are exercisable through June 30, 2005. Mr. Vos agreed to make himself available as a consultant on an as-needed basis at our request from April 25, 2003 through June 30, 2005 for no additional consideration.

         The Company entered into a one-year employment agreement dated February 18, 2004 with Stefan Chopin to serve as Chief Technology Officer. The agreement provides Mr. Chopin with a minimum salary of $195,000 and an annual bonus at the discretion of the Board of Directors. In the event there is a change of control (as defined in the agreement) and Mr. Chopin's employment is terminated (either by him or the Company) within one year thereafter, Mr. Chopin will receive a severance benefit equal to the sum of (i) his then applicable annual base salary and (ii) the average of his last two annual cash bonuses. Additionally, the agreement contains non-compete and non-solicitation provisions effective during the term of his employment and for one year thereafter.




Compensation Committee Interlocks and Insider Participation


         No interlocking relationships exist between any members of our Board or the Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Compensation Committee Report On Executive Compensation

         Scope of the Committee's Work. The Compensation Committee of the Board of Directors is responsible for reviewing and recommending to the Board of Directors the compensation of the Company's Chief Executive Officer and senior executive officers and reviewing and approving the compensation of the Company's non-senior executive officers, consistent with employment contracts, where appropriate. The Committee believes the compensation paid to the Company's executive officers is competitive with companies within its industry that are comparable in size and by companies outside the industry with which the Company competes for executive talent.


         The current members of the Compensation Committee are Messrs. Mackof, Maged and Vasarhelyi, each of whom is an independent within the meaning of the director independence standards of Nasdaq. The Compensation Committee believes that the compensation programs for the Company's executive officers should reflect the Company's performance and the value created for the Company's stockholders. In addition, the Compensation Committee believes that the compensation programs should support the short-term and long-term strategic goals and values of the Company and should reward individual contribution to the Company's success. The Compensation Committee ensures that the executive compensation policies and plans provide the necessary total remuneration program to properly align the Company's performance with the interests of the Company's stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long-term.


         Executive Compensation Philosophy and Policies. The Company's overall compensation philosophy is to provide a total compensation package that is competitive and enables the Company to attract, motivate, reward and retain key executives and other employees who have the skills and experience necessary to promote the short and long-term financial performance and growth of the company.

         The Compensation Committee recognizes the critical role of its executive officers in the significant growth and success of the Company to date and its future prospects. Accordingly, the Company's executive compensation policies are designed to: (1) align the interests of executive officers and stockholders by encouraging stock ownership by executive officers and by making a significant portion of executive compensation dependent upon the Company's financial performance; (2) provide compensation that will attract and retain talented professionals; (3) reward individual results through base salary, annual cash bonuses, long-term incentive compensation in the form of stock options and various other benefits; and (4) manage compensation based on skill, knowledge, effort and responsibility needed to perform a particular job successfully.

         In its review of salary, bonuses and long-term incentive compensation for its executive officers, the Compensation Committee takes into account both the position and expertise of a particular executive, as well as the Committee's understanding of the competitive compensation for similarly situated executives in the Company's industry.


         Executive Compensation. Base Salary. Salaries for executive officers for 2003 were generally determined on an individual basis by evaluating each executive's scope of responsibility, performance, prior experience and salary history, as well as the salaries for similar positions at comparable companies.


         Bonus. The amount of cash bonuses paid to executives is partially based upon the financial results of the Company, personal and team objectives and the recommendations of the Compensation Committee. No bonuses were paid to Named Executives of the Company in 2003.

         Long-Term Incentive Awards. The Compensation Committee believes that equity-based compensation in the form of stock options links the interests of executives with the long-term interests of EDGAR Online's stockholders and encourages executives to remain in EDGAR Online's employ. The Company grants stock options in accordance with its various stock option plans. Grants are awarded based on a number of factors, including the individual's level of responsibility, the amount and term of options already held by the individual, the individual's contributions to the achievement of EDGAR Online's financial and strategic objectives and industry practices and norms.

         Compensation of the Chief Executive Officer. The Company entered into a five-year amended and restated employment agreement, dated as of May 6, 1999, with Susan Strausberg, in which she serves as the Company's President and Chief Executive Officer. The agreement provided for a minimum annual salary of $150,000, and an annual bonus at the discretion of the Board of Directors. Ms. Strausberg's annual compensation was increased to $220,000 per annum. Ms. Strausberg's salary and other compensation and the terms of her employment agreement have been established by reference to the salaries and equity participations of other chief executive officers of companies in EDGAR Online's industry and in recognition of Ms. Strausberg's unique skills and importance to EDGAR Online.

         Internal Revenue Code Section 162(m) Limitation. Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to certain of the Company's executive officers. The limitation applies only to compensation that is not considered to be performance-based. The non-performance based compensation paid to EDGAR Online's executive officers in 2003 did not exceed the $1 million limit per officer. EDGAR Online's Stock Option Plans are structured so that any compensation deemed paid to an executive officer in connection with the exercise of option grants made under that plan will qualify as performance-based compensation which will not be subject to the $1 million limitation. The Compensation Committee currently intends to limit the dollar amount of all other compensation payable to the Company's executive officers to no more than $1 million. The Compensation Committee is aware of the limitations imposed by Section 162(m), and the exemptions available therefrom, and will address the issue of deductibility when and if circumstances warrant.

           Submitted by the Compensation Committee:


           Mark Maged, Chairman
           Morton Mackof
           Miklos Vasarhelyi

INFORMATION REGARDING BENEFICIAL OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

         The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Common Stock as of the Record Date by (i) all persons who are beneficial owners of five percent (5%) or more of the Common Stock, (ii) each director and nominee for director, (iii) the executive officers named in the Summary Compensation Table of the Executive Compensation section of this Proxy Statement and (iv) all directors and executive officers as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable. Unless otherwise indicated, the address for those listed below is c/o EDGAR Online, Inc., 50 Washington Street, Norwalk, Connecticut 06854.


                                                       NUMBER OF
NAME OF BENEFICIAL OWNER                               SHARES (1)        PERCENT
------------------------                               ----------        -------
Executive Officers and Directors:
         Susan Strausberg (2)...................        2,566,673         14.93%
         Marc Strausberg (3)....................        2,566,673         14.93%
         Greg D. Adams (4)......................         295,167           1.71%
         Stefan Chopin (5)(6)...................         315,218           1.85%
         Richard L. Feinstein (7) ..............          5,000              *
         Morton Mackof..........................            -                *
         Mark Maged (6).........................         48,477              *
        Miklos A. Vasarhelyi ...................            -                *
         All executive officers and directors
                  as a group (8 persons)........        3,230,535         18.42%
Other 5% Stockholders:
          Albert Girod (8)......................        1,641,725          9.66%
               11105 South Glen Road
               Potomac, MD  02085
         Bowne & Co., Inc.......................        1,000,000          5.89%
               345 Hudson Street
               New York, NY 10014
         Austin W. Marxe/David                          2,142,604         12.43%
         Greenhouse (9) ........................
                153 East 53rd Street
                New York, NY 10021


* Less than 1%.


(1) Shares of common stock underlying options currently exercisable or exercisable within 60 days of the Record Date are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated below, the persons and entities named in this table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(2) Includes 156,000 shares owned by Ms. Strausberg's husband, Marc Strausberg, the Chairman of the Board of Directors and 2,212,840 shares owned by TheBean LLC as well as 101,000 shares issuable upon exercise of options exercisable within 60 days of the Record Date and 96,833 shares issuable upon exercise of options exercisable within 60 days of the Record Date owned by Ms. Strausberg's husband, Mr. Strausberg. Ms. Strausberg is a managing member of TheBean LLC and as such she may be deemed to be the beneficial owner of all the shares held by TheBean LLC. Ms. Strausberg disclaims beneficial ownership of the shares owned by her husband.

(3) Includes 2,212,840 shares owned by TheBean LLC as well as 96,833 shares issuable upon exercise of options exercisable within 60 days of the Record Date and 101,000 shares issuable upon exercise of options exercisable within 60 days of the Record Date owned by Mr. Strausberg's wife, Susan Strausberg. Mr. Strausberg is a managing member of TheBean LLC and as such he may be deemed to be the beneficial owner of all the shares held by TheBean LLC. Mr. Strausberg disclaims beneficial ownership of the shares owned by his wife.


(4) Includes 295,167 shares issuable upon exercise of options exercisable within 60 days of the Record Date.


(5) Includes shares owned jointly with Barbara Chopin, his wife.


(6) Includes 25,834 shares issuable upon exercise of options exercisable within 60 days of the Record Date.


(7) Includes 5,000 shares issuable upon exercise of options exercisable within 60 days of the Record Date.

(8) Reflects amount derived from this person's Schedule 13G as filed with the SEC on January 15, 2004.

(9) Reflects amount derived from such persons' Schedule 13G as filed with the SEC on January 12, 2004.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In January 2001, the Company loaned the sum of $400,000 to its executives, employees and outside directors for the purpose of purchasing shares of Common Stock from TheBean LLC, an entity in which Susan Strausberg, the Company's Chief Executive Officer and Marc Strausberg, the Company's Chairman of the Board of Directors, are beneficial owners. The Common Stock was purchased at a price of $1.75 per share, the closing Nasdaq market price on the date of sale. The loan was evidenced by separate loan and pledge agreements with, and three-year promissory notes of, each of the borrowers. The promissory notes were full recourse and were secured by the Common Stock purchased with the proceeds of the individual loans. The executive officers and outside directors participating in this transaction were Tom Vos ($175,000 note and 100,000 shares), Greg Adams ($115,001 note and 65,715 shares), Bruce Bezpa ($10,001 note and 5,715 shares) and Mark Maged ($30,000 note and 17,143 shares). The shares of Common Stock described in this paragraph were registered for resale in a Registration Statement on Form S-3 that was declared effective in February 2002. At December 31, 2003, all outstanding loans to executive officers and directors were fully satisfied.

         The Company provides customized data feeds and subscriptions services to Bowne & Co., Inc., a beneficial owner of more than 5% of its outstanding common stock. Revenue from this relationship totaled $340,900 for the year ended December 31, 2003. The Company also purchased services from Bowne & Co., Inc. in the normal course of business totaling $42,214 for the year ended December 31, 2003.

STOCK PERFORMANCE GRAPH

         The following graph compares, for the periods indicated below, a comparison of cumulative total stockholder returns for the Company, the Russell 2001 Index and a composite of the following peer group companies: MarketWatch, Inc. and TheStreet.com, Inc.

                COMPARISON OF 59 MONTH CUMULATIVE TOTAL RETURN*
                AMONG EDGAR ONLINE, INC., THE RUSSELL 2000 INDEX
                                AND A PEER GROUP



                                  (LINE GRAPH)




                                                                   Cumulative Total Return
                            ------------------------------------------------------------------------------------------------
                                5/99          6/99           9/99         12/99           3/00          6/00           9/00
EDGAR ONLINE, INC.            100.00         84.21          78.29         77.63         102.63         34.87          50.00
RUSSELL 2000                  100.00        105.33          98.67        116.87         125.15        120.42         121.75
PEER GROUP                    100.00        117.99          75.60         67.18          48.61         27.75          15.26




                                                                    Cumulative Total Return
                            --------------------------------------------------------------------------------------------------
                              12/00           3/01          6/01           9/01          12/01          3/02           6/02
EDGAR ONLINE, INC.            16.78          13.68         38.32          12.11          32.63         34.00          20.84
RUSSELL 2000                 113.34         105.97        121.11          95.93         116.16        120.79         110.70
PEER GROUP                     7.65           8.18          4.89           3.32           5.29          7.96           8.22




                                                        Cumulative Total Return
                            --------------------------------------------------------------------------------
                              9/02          12/02          3/03           6/03          9/03          12/03
EDGAR ONLINE, INC.           17.47          18.63          9.37          11.37         17.37          17.58
RUSSELL 2000                 87.01          92.37         88.22         108.88        118.76         136.01
PEER GROUP                    7.70           9.36         12.34          15.56         15.03          14.88

Notes:

(1) The graph covers the period commencing May 26, 1999, the effective date of the Company's initial public offering of shares of its Common Stock, to December 31, 2003.

(2) The graph assumes that $100 was invested in Common Stock of the Company on May 26, 1999, and in each index or composite, and that all dividends were reinvested. No cash dividends have been declared on the Company's Common Stock.

(3) Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

         Notwithstanding anything to the contrary set forth in any of the Company's previous filings made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings made by the Company under those statutes, the preceding Stock Performance Graph is not to be incorporated by reference into any such prior filings, nor shall such graph be incorporated by reference into any future filings made by the Company under those statutes.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE


         Section 16(a) of the Exchange Act generally requires the Company's executive officers and directors, and persons who own more than ten percent of the Company's Common Stock, to file reports of beneficial ownership and changes in beneficial ownership with the SEC. The Company became subject to the requirements of Section 16(a) on May 26, 1999. Regulations promulgated by the SEC require the Company to disclose in this Proxy Statement and the Company's Form 10-K any reporting violations with respect to the 2003 Fiscal Year which came to the Company's attention based on a review of the applicable filings required by the SEC to report the status of an officer or director, or such changes in beneficial ownership as submitted to the Company. Based solely on review of such forms received by the Company, we believe that all required reports for the 2003 Fiscal Year have been timely filed.

                                  PROPOSAL TWO

         APPROVAL AND ADOPTION OF AMENDMENT TO THE AMENDED AND RESTATED
        CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED
                             SHARES OF COMMON STOCK

         On March 30, 2004, the Board of Directors unanimously adopted a resolution, subject to shareholder approval, to amend the Company's Amended and Restated Certificate of Incorporation (the "Charter") to increase the number of authorized shares of Common Stock from 30,000,000 shares to 50,000,000 shares.


         As of the Record Date, there were 17,187,365 shares of Common Stock issued and 16,992,290 shares outstanding. The Charter currently authorizes a total of 30,000,000 shares of Common Stock. Of those shares, 800,000 options were authorized under the 1996 Plan, of which options to purchase 644,955 shares were outstanding and options to purchase 17,045 shares were available for future grants. In addition, 2,400,000 options were authorized under the 1999 Plan, of which options to purchase 1,994,180 shares were outstanding and options to purchase 259,445 shares were available for future grants. Also, 100,000 options were authorized under the 1999 Outside Plan, of which options to purchase 80,000 shares were outstanding and options to purchase 20,000 shares were available for future grants. Finally, 100,000 options were authorized under the FreeEDGAR Stock Option Plan, of which options to purchase 2,025 shares were outstanding and options to purchase 95,892 shares were available for future grants.




REASONS FOR THE PROPOSED AMENDMENT


         The principal purpose of the proposed amendment is to facilitate a proposed underwritten public offering by us described below (the "Offering"). Should the Offering be completed, up to 5,000,000 additional shares of Common Stock (5,450,000 shares of Common Stock if the over-allotment option is exercised in full) will be issued and outstanding. In addition, if the Offering is completed, besides the 21,992,290 shares of common stock actually issued and outstanding (22,442,290 if the over-allotment option is exercised) there will be another 7,517,559 shares of common stock reserved for future issuance as follows:


         - up to 2,500,000 shares underlying the Warrants (as defined below);

         - up to 825,000 shares underlying the over-allotment option, including the shares underlying the Warrants included in that option;

         - up to 750,000 shares underlying representative's warrants, including the shares underlying the Warrants included in representative's warrants;


         - up to 2,721,160 shares underlying stock options previously granted, or to be granted, under our stock option plans; and up to 721,399 shares underlying other stock options and warrants that were granted and remained outstanding.



         Accordingly, once the Offering is completed, there will be approximately 490,151 shares of Common Stock available for issuance.



         Consequently, the Board of Directors believes that it is in the best interests of the Company and its stockholders to have available additional authorized but unissued shares of Common Stock for use in connection with employee benefit plans, possible acquisitions, stock splits, stock dividends raising additional capital, increase in the number of options available for issuance under the 1999 Plan and other corporate purposes. However, given the limited number of shares that may be available for issuance after the Offering, the Company may not be able in the future to effectuate most of these transactions without obtaining stockholder approval for an increase in the number of authorized shares of Common Stock. The cost, prior notice requirements and delay involved in obtaining stockholder approval at the time that corporate action may become desirable could eliminate the opportunity to effect the action or reduce the anticipated benefits. The additional shares of Common Stock proposed to be authorized, together with existing authorized and unissued shares, generally will be available for issuance without any requirement for further stockholder approval, unless stockholder action is required by applicable law or by the rules of Nasdaq or of any stock exchange on which the Company's securities may then be listed.


THE OFFERING


         On March 30, 2004, we filed a registration statement on Form S-2 (the "Registration Statement") with the SEC, as amended on April 22, 2004. The Registration Statement covers the sale of 2,500,000 units (2,875,000 units if the underwriter exercises the over-allotment option in full), each unit consisting of two (2) shares of Common Stock and one (1) warrant to purchase one share of Common Stock at an exercise price equal to 150% of the unit offering price (each a "Unit" and collectively, the "Units"). The warrants included in the units (the "Warrants") will be exercisable at any time after the effective date of the Offering until their expiration date, five years after the date of the closing of the Offering. Some or all of the Warrants may be redeemable by the Company at a price of $0.25 per warrant, by giving not less than 30 days' notice to the holders of the Warrants, which the Company may do after the closing price for its Common Stock on the principal exchange on which the stock trades, equals or exceeds 200% of the closing price of the Common Stock on the effective date of the Offering for any five (5) consecutive trading days. The Common Stock and the Warrants will trade separately immediately. The Units will not trade. The size of the Offering, the number of Units to be sold, the price per Unit, the securities included in the Units and the exercise price of the Warrants are all subject to change and modification.


         As currently contemplated, the gross proceeds from the Offering are expected to be $6,500,000 and the net proceeds, after taking into account underwriting discounts and commissions and estimated offering expenses, is expected to be $5,200,000. As set forth in the Registration Statement, the Company will use the net proceeds of the Offering to further grow its core business by investing in research and development and increasing marketing and sales efforts. The Company will retain broad discretion in the allocation of the net proceeds within the categories set forth above. The amounts actually expended within these categories may vary significantly and will depend on a number of factors, including the Company's rate of revenue growth, cash generated by operations, evolving business needs and the other factors.

POSSIBLE EFFECTS OF THE PROPOSED AMENDMENT

         The Board of Directors has adopted a resolution to amend the Charter, which would increase the number of authorized shares of Common Stock from 30,000,000 shares to 50,000,000 shares. The holders of shares of Common Stock are not entitled to any preemptive right to purchase or have offered to them any shares or other securities of the Company whether now or hereafter authorized. Any issuance of shares of Common Stock on other than on a pro rata basis to all stockholders would dilute the voting power and percentage of share ownership and may reduce the portion of dividends and liquidation proceeds payable to current stockholders. In addition, the issuance of shares of Common Stock in connection with an acquisition could dilute the Company's earnings per share, but any such dilution would be expected to be only for the short term.

         In addition to the corporate purposes discussed above, the proposed amendment to the Charter could, under certain circumstances, have an anti-takeover effect, although this is not the intent of the Board of Directors. For example, it may be possible for the Board of Directors to delay or impede a takeover or transfer of control of the Company by causing such additional authorized shares to be issued to holders who might side with the Board of

Directors in opposing a takeover bid that the Board of Directors determines is not in the best interests of the Company and its stockholders. The proposed amendment therefore may have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of any such unsolicited takeover attempts, the proposed amendment may limit the opportunity for the Company's stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. The proposed amendment may have the effect of permitting the Company's current management, including the current Board, to retain its position, and place it in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of the Company's business. However, the Board of Directors is not aware of any attempt to take control of the Company and the Board of Directors has not presented this proposal with the intent that it be utilized as a type of anti-takeover device.


REQUIRED VOTE

         The affirmative vote of the holders of a majority of the shares of Common Stock present and entitled to vote on this item at the Meeting is required to approve the amendment to the Charter.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION INCREASING THE NUMBER OF AUTHORIZED SHARES FROM 30,000,000 SHARES TO 50,000,000 SHARES.

                                 PROPOSAL THREE

                      APPROVAL AND ADOPTION OF AMENDMENT TO
                           THE 1999 STOCK OPTION PLAN

         On March 30, 2004, the Board of Directors unanimously approved an amendment (the "Amendment") to the 1999 Plan to increase the number of shares of Common Stock issuable thereunder from 2,400,000 to 3,200,000, and recommended that the 1999 Plan, as so amended, be submitted to the Company's stockholders for approval at the 2004 Annual Meeting of Stockholders.

         The 1999 Plan, which originally provided for the granting of options to purchase up to an aggregate of 600,000 shares of the Company's authorized but unissued Common Stock (subject to adjustment in certain cases, including stock splits, recapitalization and reorganizations) to our officers, directors, employees and consultants, was adopted in March 1999 and amended to increase the number of shares reserved for issuance thereunder from 600,000 shares to 1,400,000 shares at the Annual Stockholders Meeting held on August 1, 2000. The 1999 Plan was also amended to increase the number of shares reserved for issuance from 1,400,000 to 1,900,000 shares at the Annual Stockholders Meeting held on August 1, 2001, and then further amended to increase the number of shares reserved for issuance thereunder from 1,900,000 to 2,400,000 shares at the Annual Stockholders Meeting held on August 1, 2002. The proposed Amendment to the 1999 Plan will increase the number of shares reserved for issuance under the 1999 Stock Option Plan by 800,000 shares from 2,400,000 to 3,200,000 shares.

PURPOSE OF THE AMENDMENT

         The Company believes that it has been able to attract highly qualified personnel in part through the use of option grants, and that it is desirable to have the continued flexibility to attract additional personnel, if needed, and to retain and reward exceptional performance by employees through additional option grants. The Company believes that options should be widely distributed. The Company has used the 1999 Plan for this purpose. As of April 16, 2004, options to purchase 1,999,180 shares of Common Stock were outstanding and thus, options for only 209,445 shares of Common Stock remain available for grant. Accordingly, the Board of Directors approved the Amendment in order to maintain the 1999 Plan as a continuing source of employee and director incentives.

         The following summary of the 1999 Plan and proposed amendment, is subject in its entirety to the specific language of the 1999 Plan, a copy of which is available to any stockholder upon request.

ADMINISTRATION OF THE 1999 PLAN

         The Company's Compensation Committee selects the officers, key employees and non-employee directors of the Company ("Optionees") to whom options may be granted and determines the vesting and other terms of the option agreements representing such options ("Options"), including whether the Options are either incentive stock options ("Incentive Options") within the meaning of
Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code"), or Options that do not constitute incentive stock options ("Non-statutory Stock Options").

OPTION GRANTS

         Options granted pursuant to the 1999 Plan are evidenced by agreements in such form as the Compensation Committee approves. All Options granted under the 1999 Plan are clearly identified in the agreement evidencing such Options as either Incentive Options or as Non-statutory Stock Options or a combination of both.

AMENDMENT OF THE 1999 PLAN

      In general, the Board of Directors has complete and exclusive power and authority to amend or modify the 1999 Plan in any or all respects whatsoever. Notwithstanding the foregoing, the Board of Directors shall not, without the approval of the Company's stockholders, amend the 1999 Plan so as to (i) increase the maximum number of shares issuable under the 1999 Plan, (ii) materially increase the benefits accruing to individuals who participate in the 1999 Plan or (iii) materially modify the eligibility requirements for participation in the 1999 Plan. The Board of Directors may amend the 1999 Plan, subject to the limitations cited above, in such manner as it deems necessary to permit the granting of Options meeting the requirements of future amendments or issued regulations, if any, to the Code or to the Securities Exchange Act of 1934, as amended.

TERMINATION OF SERVICE

      If an Optionee ceases to remain in service for any reason other than death or permanent disability then the period during which each outstanding Option held by an Optionee, to the extent otherwise exercisable, remains exercisable will be limited to a three-month period following the date of cessation of service. If an Optionee dies or is permanently disabled, the exercisable period for otherwise exercisable Options is limited to twelve months following the later of the date of the Optionee's cessation of service or death. The Compensation Committee has the power and authority to extend such time either at the time the Option is granted or at any time while the Option remains outstanding as it deems appropriate under the circumstances.

INCENTIVE OPTIONS

      The exercise price of an Incentive Option shall be the fair market value of a share of Common Stock as defined in the 1999 Plan. Incentive Options will not be granted to any individual if, at the time of the proposed grant, the individual owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its "subsidiary corporations" (within the meaning of section 424 of the Code), unless (i) the exercise price of such Incentive Option is at least 110% of the fair market value of a share of the Company's stock at the time such Incentive Option is granted and (ii) such Incentive Option is not exercisable after the expiration of five years from the date such Incentive Option is granted. The individual receiving an Incentive Option must be an employee of the Company. There will be no grants after 10 years from the date the Plan is adopted or the date the plan is approved by the stockholders, whichever is earlier. An Incentive Option is not transferable other than by will or the laws of descent and distribution. It is only exercisable during the Optionee's lifetime by the Optionee.

FEDERAL INCOME TAX CONSEQUENCES

      The federal income tax treatment of Incentive Options and Non-Statutory Options are as follows:

         Incentive Options. No taxable income is recognized by the Optionee at the time of the Option grant, and no taxable income is generally recognized at the time the Option is exercised. The Optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise made subject of a taxable disposition. For federal tax purposes dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made after the Optionee has held the shares for more than two years after the Option grant date and more than one year after the exercise date. If either of these two holding periods is not satisfied, then a disqualifying disposition will result.

         Upon a qualifying disposition, the Optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares or (ii) the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of those shares on the exercise date over (ii) the exercise price paid for the shares will be taxable as ordinary income to the Optionee. Any additional gain or loss recognized upon the disposition will be recognized as a capital gain or loss by the Optionee.

         If the Optionee makes a disqualifying disposition of the purchased shares, then the Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the excess of (i) the fair market value of such shares on the option exercise date over (ii) the exercise price paid for the shares. If the Optionee makes a qualifying disposition, the Company will not be entitled to any income tax deduction.

         Non-Statutory Options. No taxable income is recognized by an Optionee upon the grant of a non-statutory option. The Optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares and the Optionee will be required to satisfy the tax withholding requirements applicable to such income.

         If the shares acquired upon exercise of the non-statutory option are unvested and subject to repurchase by the Company in the event of the Optionee's termination of service prior to vesting in those shares, then the Optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when the Company's repurchase right lapses, an amount equal to the excess of (i) the fair market value of the shares on the date the repurchase right lapses over (ii) the exercise price paid for the shares. The Optionee may, however, elect under Section 83(b) of the Code to include as ordinary income in the year of exercise of the Option an amount equal to the excess of (i) the fair market value of the purchases shares on the exercise date over (ii) the exercise price paid for such shares. If the Section 83(b) election is made, the Optionee will not recognize any additional income as and when the repurchase rights lapses.

         The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the Optionee with respect to the exercised non-statutory Option. The deduction will in general be allowed for the taxable year of the Company in which such ordinary income is recognized by the Optionee.

OTHER TERMS

         The Compensation Committee has the authority to accelerate the vesting schedule of, release from restrictions on, transfer of and/or terminate repurchase or forfeiture rights with respect to any outstanding award. The Compensation Committee also may require each person to whom any shares are issued under the 1999 Plan to enter into an agreement which restricts or prohibits the sale of any stock of the Company by such person for a reasonable period of time following a public offering of any shares of stock by the Company.

REQUIRED VOTE

         The affirmative vote of the holders of a majority of the shares of Common Stock present and entitled to vote on this item at the Meeting is required to approve the Amendment to the 1999 Plan.


         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE 1999 STOCK OPTION PLAN INCREASING THE NUMBER OF SHARES RESERVED FOR ISSUANCE FROM 2,400,000 SHARES TO 3,200,000 SHARES.

                                  PROPOSAL FOUR

                 RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

         The Company's Audit Committee has appointed the firm of BDO Seidman, LLP to serve as the Company's independent public accountants for the year ending December 31, 2004, and is asking the stockholders to ratify this appointment. The affirmative vote of a majority of the shares of Common Stock represented and voting at the Annual Meeting is required to ratify the selection of BDO Seidman, LLP.

         In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

         A representative of BDO Seidman, LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

CHANGES IN CERTIFYING ACCOUNTANT

         On September 15, 2003, the Company dismissed KPMG LLP ("KPMG") as its principal accountant engaged to audit the Company's financial statements. KPMG performed the audits of the Company's financial statements for the fiscal years ended December 31, 1999, 2000, 2001 and 2002. During these periods and the subsequent interim period prior to their dismissal, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to KPMG's satisfaction, would have caused KPMG to make reference to the subject matter of the disagreements in connection with KPMG's report, nor were there any "reportable events," as such term is defined in Item 304(a)(1)(v) of Regulation S-K, promulgated under the Securities Exchange Act of 1934, as amended (Regulation S-K). The audit reports of KPMG for the Company's fiscal years ended December 31, 2001 and 2002 did not contain an adverse opinion, or a disclaimer of opinion, or qualification or modification as to uncertainty, audit scope, or accounting principles. On September 15, 2003, the Company engaged BDO Seidman, LLP ("BDO") as its new independent accountants to audit the Company's financial statements. Before engaging BDO, the Company had not consulted with them regarding: (i) the application of accounting principles to a specified transaction, either completed or proposed; (ii) the type of audit opinion that might be rendered on the Company's financial statements; or (iii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

         The Audit Committee of the Board of Directors approved the change in accountants.

FEES BILLED FOR SERVICES RENDERED BY INDEPENDENT PUBLIC ACCOUNTANTS DURING THE 2003 FISCAL YEAR

      During 2003 and 2002, the Company retained its principal auditors, BDO Seidman LLP (auditors for 2003) and KPMG LLP (auditors for 2002) in several capacities:


                                         2003              2002
                                       --------          --------
               Audit Fees              $159,520          $180,858
               Audit-Related Fees            --            66,135
               Tax Fees                  60,025           106,326
               All Other Fees            47,000                --
                                       --------          --------
               Total                   $266,545          $353,319
                                       ========          ========



Audit Fees. Audit fees represent amounts incurred in connection with the audit of the Company's annual financial statements included in the Company's Form 10-K and review of quarterly financial statements included in the Company's Forms 10-Q. In 2003, audit fees for services provided by BDO Seidman LLP totaled $112,170 and audit fees for services provided by KPMG LLP (through the quarter ended June 30, 2003) totaled $47,350. All audit fees for 2002 were for services provided by KPMG LLP.



Audit-Related Fees. Audit-related fees represent amounts billed for accounting assistance in connection with a terminated proposed transaction and consultation concerning other financial accounting and reporting standards. All audit-related fees were billed by KPMG LLP.



Tax Fees. Tax fees represent amounts billed for preparation of the Company's federal and state tax returns and quarterly estimated tax payments. In 2002, tax fees also included amounts billed for tax advice related to a terminated proposed transaction. All tax fees were billed by KPMG.



All Other Fees. All other fees represent amounts billed by KPMG LLP for the transition of the audit function from KPMG LLP to BDO Seidman LLP in 2003.


         All fees paid by the Company to the Company's independent auditors were approved by the Audit Committee in advance of the services being performed by such auditors.

Pre-Approval Policies. Pursuant to the rules and regulations of the SEC, before the Company's independent accountant is engaged to render audit or non-audit services, the engagement must be approved by the Audit Committee or entered into pursuant to the Audit Committee's pre-approval policies and procedures. The policy granting pre-approval to certain specific audit and audit-related services and specifying the procedures for pre-approving other services is set forth in the Amended and Restated Charter of the Audit Committee, attached as Exhibit B to this Proxy Statement.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF BDO SEIDMAN, LLP TO SERVE AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2004.

                                  OTHER MATTERS

         The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

FORM 10-K

         The Company filed an Annual Report on Form 10-K with the SEC on March 30, 2004. A copy of this report is included with these materials.

                                By Order of the Board of Directors


                                /s/ Susan Strausberg


                                Susan Strausberg
                                Chief Executive Officer, President and Secretary



Dated: April 30, 2004

                                    Exhibit A

                               EDGAR ONLINE, INC.

                       CHARTER OF THE NOMINATING COMMITTEE

                            OF THE BOARD OF DIRECTORS

I.    PURPOSE

The primary function of the Nominating Committee (the "Committee") of EDGAR Online, Inc. (the "Company") is to assist the Board of Directors (the "Board") in fulfilling its responsibilities with respect to Board and committee membership and shareholder proposals.

The Committee's primary duties and responsibilities are to:

      - Establish criteria for Board and committee membership and recommend to the Board proposed nominees for election to the Board; and

      - Make recommendations regarding proposals and nominees for directors submitted by shareholders of the Company.

The Committee shall fulfill these responsibilities by carrying out the activities set forth in Section IV of this Charter.

II.   COMPOSITION

The Committee shall be comprised of three (3) directors, each of whom the Board has determined to be independent, as defined by Rule 4200(a)(15) of The Nasdaq Stock Market, Inc. Marketplace Rules. Each member of the Committee shall be free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. The members of the Committee shall be elected by the Board at its first meeting after each annual meeting of the Company's shareholders and shall serve until their successors shall be duly elected and qualified. Unless the Board elects a Chairperson, the members of the Committee may designate a Chairperson by a majority vote of the full Committee membership. Vacancies occurring for any reason in the membership of the Nominating Committee shall be filled by the Board of Directors.

III.  MEETINGS

The Committee shall meet as frequently as circumstances dictate. The Committee may request that any officer or employee of the Company attend a meeting of the Committee or meet with any members of, or consultants or advisors to, the Committee. At its sole discretion, the Committee may meet separately with members of management or with outside advisors to discuss any matters that the Committee believes are appropriate. The Committee may also exclude from its meetings any persons it deems appropriate in order to carry out its responsibilities.


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
IV.   RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties, the Committee shall, to the extent it deems necessary or appropriate:

BOARD SELECTION, COMPOSITION, AND EVALUATION

      1. Establish criteria for Board membership, including, without limitation, experience levels, career specialization, leadership qualities, strength of character, diversity, and the extent to which a candidate would fill a present need on the Board.

      2. Determine and oversee the search process for candidates for Board membership, review shareholder recommendations for proposed nominees for election to the Board, identify candidates qualified to become Board members, evaluate candidates, and recommend nominees for election as members to the full Board of Directors (including both director nominees to be presented for shareholder approval at the annual meeting of shareholders and director nominees to be elected by the Board to fill vacancies).

      3. Review and evaluate the performance of incumbent directors and make recommendations to the full Board regarding whether to nominate incumbent directors for reelection.

      4. Consider questions of independence and possible conflicts of interest of candidates and members of the Board of Directors pursuant to NASDAQ listing standards and make recommendations to the full Board regarding such issues.

      5. Review and approve recommendations to the Board regarding proposals submitted by shareholders of the Company.

      6. Consider and recommend changes in the size and composition of the Board.

      7. Review and evaluate, at least annually, the performance of the Board as a whole.

      8. Perform any other activity consistent with this Charter, the Company's Bylaws, and governing law, as the Committee or the Board deems necessary or appropriate.

REPORTS

      9.    Report regularly to the Board of Directors.

      10. Review and reassess, at least annually, the adequacy of this Charter and recommend to the Board of Directors any improvements to this Charter that the Committee deems necessary or valuable.

      11. Maintain minutes or other records of meetings and activities of the Committee.

V.    POWERS

      1. In discharging its duties, the Committee is empowered to investigate any matter within the scope of its responsibilities.

      2. The Committee shall have the authority, without seeking Board approval, to consult with the Company's management and corporate staff, incur administrative expenses, and obtain such data and other materials as it determines are necessary or desirable to carry out its duties. However, if the Committee deems it necessary or desirable to engage a search firm or other consultant to assist it in carrying out its duties, the Committee shall recommend to the full Board that such search firm or other consultant be retained, and the Board shall have the sole authority to approve or disapprove such engagement, including the fees payable to such search firm or consultant and any other terms of retention.

      3. Where legally permissible, the Committee shall have the authority to delegate such of its responsibilities, as the Committee may deem necessary or appropriate in its sole discretion.

                                    EXHIBIT B

               AMENDED AND RESTATED CHARTER OF THE AUDIT COMMITTEE

                            OF THE BOARD OF DIRECTORS

                              OF EDGAR ONLINE, INC.

I.    PURPOSE

The primary function of the Audit Committee (the "Committee") is to assist the Board of Directors (the "Board") of EDGAR Online, Inc. (the "Company") in fulfilling its oversight responsibilities relating to the quality and integrity of the financial reports and other financial information provided by the Company to any governmental body or the public; the Company's systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Company's auditing, accounting and financial reporting processes generally. Consistent with this function, the Committee should encourage continuous improvement of, and should foster adherence to, the Company's policies, procedures and practices at all levels. The Committee's primary duties and responsibilities are to:

      - Serve as an independent and objective party to monitor the Company's financial reporting process and internal control system.

      - Review and appraise the audit efforts of the Company's independent accountants and internal auditing department.

      - Provide an open venue of communication among the independent accountants, financial and senior management, the internal auditing department, and the Board.

The Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

II.   COMPOSITION

The Committee shall be comprised of three directors, each of whose qualifications include independence and financial literacy, as determined under the Sarbanes-Oxley Act of 2002 (the "Act") and applicable rules of Nasdaq and the Securities and Exchange Commission ("SEC"), as such requirements may be modified or supplemented from time to time. At least one member of the Committee must be an "audit committee financial expert" and have "financial sophistication" under the requirements of the Act and the applicable rules of the SEC and Nasdaq. Committee members are encouraged to enhance their familiarity with finance and accounting by participating in educational programs conducted by the Company or an outside consultant.

No member of the Committee shall receive any compensation other than director's fees for service as a director of the Company, including reasonable compensation for serving on committees of the Board and regular benefits received by directors generally.

The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chairman of the Committee is elected by the full Board, the members of the Committee may designate a Chairman by majority vote of the full Committee membership.

III.  MEETINGS AND REPORTS

The Committee shall meet, at least, four times annually, and more frequently, if circumstances dictate. The Committee may request any officer or employee of the Company or the Company's outside legal counsel or outside auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Committee may meet with management, the outside auditors and others in separate private sessions to discuss any matter that the Committee, management, the outside auditors or such other persons believe should be discussed privately. The Committee shall report regularly to the Board. Such report to the Board may take the form of an oral report by the Chairman or any other member of the Committee designated to make such report.

IV.   RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties the Committee shall:

DOCUMENTS/REPORTS REVIEW

1. Periodically, and at least annually, (a) review and update (as conditions dictate) this Charter and (b) review the performance of the Committee.

2. Review the Company's annual and quarterly financial statements and any reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion, or review rendered by the independent accountants.

3. Review the regular internal reports to management prepared by the accounting department and/or the internal auditing department and management's response.

4. Review and discuss with financial management and the independent accountants the annual audited financial statements and quarterly financial statements prior to the release of earnings and the filing of Reports on Forms 10-K, 10-Q or 8-K, as the case may be. The Chairman of the Committee may represent the entire Committee for purposes of this review, so long as appropriate reports are presented to the full Committee at a later time.

INDEPENDENT ACCOUNTANTS

5. Have sole authority for the appointment, compensation, retention and oversight of the work of the Company's independent auditors (including resolution of disagreements between management and the independent auditors regarding financial reporting). The Company's independent auditors will report directly to the Committee.

6. Annually review and approve the proposed scope of each fiscal year's internal and outside audit at the beginning of each new fiscal year.

7. Pre-approve all auditing services and permissible non-audit services to be provided to the Company by the Company's independent auditors, except for "prohibited non-auditing services" and "de minimus services" as specified in the Act and applicable rules of the SEC. The Committee has the sole authority to make these approvals, although such approval may be delegated to any Committee member so long as the approval is presented to the full Committee at a later time.

8. Review and approve the fees to be paid to the Company's independent auditors, and otherwise be responsible for the compensation of such auditors. In such regard, the Committee will determine, in its capacity as a committee of the Board, the appropriate funding necessary to compensate any accounting firm engaged for the purpose of rendering or issuing an audit report or related work or performing other audit, review or attest services for the Company, and will work with the Board as a whole to ensure that such funds are provided pursuant to the Company's responsibility to do so.

9. On an annual basis, review and discuss with the accountants all significant relationships the accountants have with the Company to determine the accountants' independence.

10. Review the performance of the independent accountants and approve any discharge of the independent accountants when circumstances warrant.

11. Periodically consult with the independent accountants out of the presence of management about internal controls and the fullness and accuracy of the Company's financial statements.

FINANCIAL REPORTING PROCESSES

12. Have direct oversight authority over the accounting, reporting and internal audit functions.

13. In consultation with the independent accountants and the internal accountants and auditors, review the integrity of the Company's financial reporting processes, both internal and external.

14. Consider the independent accountants' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

15. Consider and approve, if appropriate, major changes to the Company's auditing and accounting principles and practices as suggested by the independent accountants, management, or the internal accounting and auditing departments.

16. Provide any recommendations, certifications and reports that may be required by the SEC or Nasdaq, including the report of the Committee that must be included in the Company's annual proxy statement.

17. Discuss with management the type of presentation and type of information to be included in the Company's earnings press releases and the financial information and earnings guidance provided to analysts and rating agencies.

PROCESS IMPROVEMENT

18. Establish regular and separate systems of reporting to the Committee by each of management, the independent accountants, internal accountants and the internal auditors regarding any significant judgments made in management's preparation of the financial statements and the view of each as to appropriateness of such judgments.

19. Following completion of the annual audit, review separately with each of management, the independent accountants, internal accounting department and the internal auditing department any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

20. Review any significant disagreement among management and the independent accountants or the internal accounting department or the internal auditing department in connection with the preparation of the financial statements.

21. Review with the independent accountants, internal accounting department, the internal auditing department and management the extent to which changes or improvements in financial or accounting practices, as approved by the Committee, have been implemented. (This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Committee.)


22. Maintain procedures for the receipt, retention and treatment of complaints received by the Company regarding financial statements, disclosures, accounting, internal controls, or auditing matters, and the confidential, anonymous submission by employees and agents of the Company regarding the same and disseminate such open communication policy to all employees and relevant agents


RETENTION OF ADVISORS

23. The Committee will have the authority to retain special legal, accounting, or other consultants to advise the Committee. The Committee will determine, in its capacity as a committee of the Board, the appropriate funding necessary to compensate any advisors to the Committee, and will work with the Board as a whole to ensure that such funds are provided pursuant to the Company's responsibility to do so.

ETHICAL AND LEGAL COMPLIANCE


24. Review management's monitoring of the adequacy of financial reporting controls, and review whether management has the proper review system in place to ensure that Company's financial statements, reports and other financial information disseminated to governmental organizations, and the public satisfy legal requirements.

25. Review activities, Company structure, and qualifications of the internal accounting department and the internal audit department.

26. Discuss with outside counsel any legal matters brought to the Committee's attention that could reasonably be expected to have a material impact on the Company's financial statements.

27. Perform any other activities consistent with this Charter, the Company's By-laws and governing law, as the Committee or the Board deems necessary or appropriate.

                               EDGAR ONLINE, INC.
                                      PROXY

                  ANNUAL MEETING OF STOCKHOLDERS, MAY 27, 2004

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF EDGAR ONLINE, INC.


         The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held May 27, 2004 and the Proxy Statement and appoints Susan Strausberg, Chief Executive Officer, President and Secretary, and Greg Adams, Chief Financial Officer and Chief Operating Officer and each of them, the proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of EDGAR Online, Inc. (the "Company") which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders of the Company to be held at the Company's offices, 50 Washington Street, Norwalk, Connecticut 06854 on Thursday, May 27, 2004 at 10:00 a.m. local time (the "Annual Meeting"), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this proxy shall be voted in the manner set forth on the reverse side of this proxy.



1. To elect seven (7) directors to serve for one-year terms ending in the year 2005 or until each of their successors are duly elected and qualified;



Greg D. Adams       [ ] FOR all nominees listed at left   [ ] WITHHOLD AUTHORITY
Richard Feinstein       (except as written below to the       TO VOTE for all nominees listed
Morton Mackof           contrary)                             at left
Mark Maged
Marc Strausberg
Susan Strausberg
Miklos Vasarhelyi




                  _________________________________________________
                  Instruction: To withhold authority to vote for an individual nominee, write the nominee's name in the space provided above.


2. To approve and adopt an amendment to the Company's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock thereunder from 30,000,000 shares to 50,000,000 shares.

         [ ] FOR    [ ] AGAINST    [ ] ABSTAIN

3. To approve and adopt an amendment to the 1999 Stock Option Plan to increase the number or shares reserved for issuance thereunder from 2,400,000 shares to 3,200,000 shares.

         [ ] FOR    [ ] AGAINST    [ ] ABSTAIN

4. To ratify the appointment of BDO Seidman, LLP as independent public accountants of the Company for the fiscal year ending December 31, 2004.


         [ ] FOR    [ ] AGAINST    [ ] ABSTAIN

5. In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon other matters as may properly come before the meeting.


         [ ] FOR    [ ] AGAINST    [ ] ABSTAIN


         The Board of Directors recommends a vote IN FAVOR OF the directors listed above: a vote IN FAVOR OF the proposal to approve and adopt an amendment to the Company's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock from 30,000,000 shares to 50,000,000 shares; a vote IN FAVOR OF the proposal to approve and adopt an amendment to the 1999 Stock Option Plan to increase the number or shares reserved for issuance thereunder from 2,400,000 shares to 3,200,000 shares; and a vote IN FAVOR OF the proposal to ratify the appointment of BDO Seidman, LLP as independent public accountants. This proxy, when properly executed, will be voted as specified above. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF THE ELECTION OF THE DIRECTORS LISTED ABOVE, TO APPROVE AND ADOPT THE AMENDMENT TO THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, TO APPROVE AND ADOPT THE AMENDMENT TO THE 1999 STOCK OPTION PLAN AND TO RATIFY THE APPOINTMENT OF BDO SEIDMAN, LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS, AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES OR PROXY WITH RESPECT TO ANY OTHER MATTERS THAT COME BEFORE THE ANNUAL MEETING.

         PLEASE MARK, DATE, SIGN AND MAIL THIS PROXY IN THE ENVELOPE PROVIDED FOR THIS PURPOSE.


         Please print the name(s) appearing
         on each share certificate(s) over
         which you have voting authority: ______________________________________




         Please sign your name:


         ____________________________   ____________________________   ________
         Signature(s)                   Signature if held jointly      Date



                                       3